Exhibit 10.1

2345 Eastlake Ave E, Suite 201 Seattle, WA 98102 Office: 800-351-3902 Fax: 206-430-1288 www.atossagenetics.com

September 1, 2015

Scott Youmans

[******]

[******]

*Hand Delivered

Dear Scott,

A significant factor in our success at Atossa Genetics is our people and the effort and talent they bring to the workplace. In recognition of this importance, we are pleased to inform you that you will be promoted from Sr. Vice President, Operations to Chief Operating Officer, effective September 1, 2015. This is a Section 16 Officer position and the annual rate of pay will be $287,040. In addition, you will be granted an option to purchase 50,000 shares of Atossa Genetics common stock at the closing price on the date approved by the board, which vests over four years of employment with no cliff.

In your time with Atossa, you have quickly demonstrated your work ethic, dedication, and your superb qualifications. We have faith that you will continue to excel in your new position and hope that you continue to develop your potential here at Atossa Genetics.

Congratulations on this promotion, and we look forward to your contributions in your new position.

Thank you for being such a valuable asset to Atossa Genetics and for your loyal service.

Sincerely,

/s/ Steven C. Quay, MD, PHD, FCAP

Steven C. Quay, MD, PHD, FCAP

CEO and President

/s/ Scott Youmans	09/01/2015
Acknowledgement of receipt – Scott Youmans	Date